ASSET PURCHASE AGREEMENT ADDENDUM

This Asset Purchase Agreement Addendum is effective as of June 11, 2011,

BETWEEN:

Nuvilex, Inc. (“Nuvilex”), a Nevada corporation having an office at 7702 E. Doubletree Ranch Rd., Suite #300, Scottsdale, AZ  85258-2132, USA,;

AND:

SG Austria Pte. Ltd. (“SG Austria”), a Singapore company/corporation having an office at 20 Biopolis Way #05-518 Centros, Singapore, 138668 SINGAPORE.

THEREFORE, Nuvilex and SG Austria hereby provide this addendum to the original Asset Purchase Agreement as follows:

ASSET PURCHASE ADDENDUM

This section refers to and supersedes the original agreement, Section 1. ASSET PURCHASE, Subsection 1.1 (a), signed and agreed to on May 26, 2011.

1.

The total shares issued to SG Austria for the asset purchase will be determined subject to the average closing share price over the 5 days across the closing of the asset purchase agreement, being equal to the two days before the closing, on the day of closing and two days after the closing of the asset purchase agreement.

2.

NUVILEX shall as to ownership of SG AUSTRIA's assets, transfer NUVILEX restricted Common Shares (the “Purchase Shares”) to SG Austria as follows.  The final number of shares issued will be equal to the $6.6 million USD valuation of SG Austria’s assets divided by Nuvilex’s 5 day average closing share price across the closing date of the asset purchase agreement (as stated in #1 above; i.e., $6.6 M USD/Average closing share price = number of shares issued).

For example, if the closing price at the end of each trading day was 10, 10, 12, 12, 16 cents, the average closing share price would be 12 cents per share.  Therefore, $6.6 M USD/$0.12 USD per share = 55 M restricted shares that would be issued by Nuvilex to SG Austria.

CLOSING, DEFAULT, NOTIFICATION, CURING, PAYMENTS AND NOTICES

This section refers to and adds clarity to the original Asset Purchase Agreement which was agreed to and signed on May 26, 2011.

1.

The present aim of closing the Asset Purchase Agreement is set to occur approximately at the end of July or beginning of August 2011.  The exact day will be set by mutual agreement between SG Austria and Nuvilex ten (10) business days before closing.

2.

If for any reason there is a default of this agreement by either party, a phone conversation must take place between Nuvilex and SG Austria as first notification of such default and a written Notice of Default must be issued.  The party in default will be allowed 10 business days to cure the default without prejudice, ill effect, or penalty of any kind.

3.

Payments will be according to the Scheduled Payments and Dates table provided below.  Payments will be wired by Nuvilex no later than 11:59 PM Eastern Standard

Time (EST) or Eastern Daylight Savings Time (as applicable) on the date shown in the table.

	Scheduled Payments and Dates
Date	Rationale	Action	Amount	Total Paid
Already paid	Pancreatic Cancer Treatment Technology	1st Payment	$50,000.00	$50,000.00

Tuesday, June 14, 2011	SG Austria R&D/Operations	1st Payment	$60,000.00	$110,000.00

Friday, July 01, 2011	Pancreatic Cancer Treatment Technology	2nd Payment	$100,000.00	$210,000.00

Thursday, July 07, 2011	SG Austria R&D/Operations	2nd Payment	$60,000.00	$270,000.00

Friday, July 15, 2011	Pancreatic Cancer Treatment Technology	3rd Payment	$50,000.00	$320,000.00

Monday, August 08, 2011	SG Austria R&D/Operations	3rd Payment	$60,000.00	$380,000.00

Wednesday, September 07, 2011	SG Austria R&D/Operations	4th Payment	$60,000.00	$440,000.00

Friday, October 07, 2011	SG Austria R&D/Operations	5th Payment	$60,000.00	$500,000.00

Monday, November 07, 2011	Future operational payments, if necessary	6th Payment	$60,000.00	$560,000.00
Etc.	Etc.	Etc.	Etc.

4.

Nuvilex will provide SG Austria written confirmation of the wire for each payment within one day of completion, if at all possible.

5.

SG Austria will provide Nuvilex written confirmation of receipt of each payment within one day after receipt of the particular funds provided, if at all possible.

 IN WITNESS WHEREOF the parties have hereunto set their hands and seals as of the Effective Date, June 11, 2011:

“Seller”

“Purchaser”

/s/ Brian Salmons

/s/ Robert F. Ryan

Brian Salmons, Ph.D.

Robert F. Ryan, M.S., Ph.D.

CEO, SG AUSTRIA PTE LTD

President & CEO, NUVILEX, INC.